                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Check the appropriate box:

      |X|   Preliminary Proxy Statement

      |_|   Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2))

      |_|   Definitive Proxy Statement

      |_|   Definitive Additional Materials

      |_|   Soliciting Material Under Rule 14a-12

                            WHITEHALL JEWELLERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            NEWCASTLE PARTNERS, L.P.
                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                         NEWCASTLE CAPITAL GROUP, L.L.C.
                                 MARK E. SCHWARZ
                                 JOHN P. MURRAY
                                 STEVEN J. PULLY
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

      |X|   No fee required.

      |_|   Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and
            0-11.

      (1) Title of each class of securities to which transaction applies:

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      (2) Aggregate number of securities to which transaction applies:

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      (3)   Per unit price or other  underlying  value of  transaction  computed pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4) Proposed maximum aggregate value of transaction:

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      (5) Total fee paid:

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      |_| Fee paid previously with preliminary materials:

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      |_| Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

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      (2) Form, Schedule or Registration Statement No.:

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      (3)   Filing Party:

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      (4)   Date Filed:

                                       -2-

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                             DATED NOVEMBER 29, 2005

                            NEWCASTLE PARTNERS, L.P.

                                __________, 2005

Fellow Stockholders:

      The attached  proxy  statement and the enclosed GREEN proxy card are being furnished to you, the stockholders of Whitehall Jewellers,  Inc.  ("Whitehall"), in  connection  with the  solicitation  of proxies by Newcastle  Partners,  L.P.
("Newcastle  Partners")  for  use at the  special  meeting  of  stockholders  of
Whitehall,  and at any  adjournments  or  postponements  thereof  (the  "Special
Meeting"),  relating to a series of financing transactions between Whitehall and investment  funds  managed by Prentice  Capital  Management,  L.P.  and Holtzman
Opportunity Fund, L.P. (the "Prentice Financing"). As a condition to the closing of  the  Prentice  Financing,  Whitehall  is  required  to  solicit  and  obtain stockholder  approval  for  certain  matters  described  in more  detail  in the attached  proxy  statement.  Newcastle  Partners has  announced its intention to commence a tender offer to acquire,  through a wholly-owned  acquisition entity, all the  outstanding  shares of common  stock,  par value  $.001 per  share,  of
Whitehall  that it does not already own for $1.20 per share in cash,  subject to certain  conditions  (the "Newcastle  Tender  Offer").  We believe the Newcastle
Tender  Offer is  superior  to the  Prentice  Financing  as it will  provide the equivalent  level of liquidity to the Company as the  Prentice  Financing  while allowing  stockholders  to  monetize  their  investment  in  the  Company  at  a substantial premium to market. We are therefore soliciting proxies,  pursuant to the attached proxy statement, from the stockholders of Whitehall to vote AGAINST
Whitehall's proposals in connection with the Prentice Financing.

      The Special  Meeting will be held on ________,  __________,  200__ at ____
(local time) at ________, Chicago, Illinois _________.

      We  urge  you to  carefully  consider  the  information  contained  in the attached  proxy  statement  and then support our efforts by signing,  dating and returning the enclosed GREEN proxy card today.  The attached proxy statement and the enclosed GREEN proxy card are first being  furnished to the  stockholders on or about _______, 200__.

      If you have  already  voted for  management's  proposals  relating  to the
Prentice Financing,  you have every right to change your vote by signing, dating and returning a later dated proxy card. If you have any questions or require any assistance with your vote,  please contact  MacKenzie  Partners,  Inc., which is assisting  us, at their address and  toll-free  numbers  listed on the following page.

                                                     Thank you for your support,

                                                     Mark E. Schwarz
                                                     Newcastle Partners, L.P.

--------------------------------------------------------------------------------

 IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR GREEN PROXY CARD,
  OR NEED ADDITIONAL COPIES OF NEWCASTLE PARTNERS' PROXY MATERIALS, PLEASE CALL
              MACKENZIE PARTNERS AT THE PHONE NUMBERS LISTED BELOW.

                                    MACKENZIE
                                 PARTNERS, INC.

                               105 Madison Avenue
                               New York, NY 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (Call Collect)
                                       or
                            TOLL-FREE (800) 322-2885

--------------------------------------------------------------------------------

                                       -2-

                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                            WHITEHALL JEWELLERS, INC.

                            -------------------------

                                 PROXY STATEMENT
                                       OF
                            NEWCASTLE PARTNERS, L.P.

                            -------------------------

         PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY

      Newcastle  Partners,  L.P.  ("Newcastle  Partners"  or "we") is the second largest  stockholder  of  Whitehall  Jewellers,  Inc.,  a  Delaware  corporation
("Whitehall"  or  the  "Company").  Newcastle  Partners  is  writing  to  you in connection  with the series of  financing  transactions  between  Whitehall  and investment funds managed by Prentice Capital Management,  L.P.  ("Prentice") and
Holtzman  Opportunity  Fund,  L.P.  (the  "Prentice  Financing").  The  Board of
Directors of Whitehall (the  "Whitehall  Board") has scheduled a special meeting of  stockholders  for the purpose of  approving  certain  matters  necessary  to effectuate the Prentice Financing (the "Special  Meeting").  The Special Meeting
is scheduled to be held on ________,  __________,  200__ at ____ (local time) at
________,  Chicago,  Illinois  _________.  Newcastle  Partners has announced its intention  to  commence  a  tender  offer to  acquire,  through  a  wholly-owned acquisition  entity, all the outstanding shares of common stock, par value $.001 per share (the "Common  Stock"),  of Whitehall  that it does not already own for
$1.20 per share in cash,  subject to certain  conditions (the "Newcastle  Tender
Offer").  We believe the  Newcastle  Tender  Offer is  superior to the  Prentice
Financing as it will provide the equivalent level of liquidity to the Company as the Prentice Financing while allowing  stockholders to monetize their investment in the  Company  at a  substantial  premium  to market.  Newcastle  Partners  is therefore  soliciting  proxies from the  stockholders  of Whitehall  AGAINST the following proposals in connection with the Prentice Financing:

      1.    The  Company's  proposal  to approve  the  issuance of shares of its
            Common Stock pursuant to the terms of its secured convertible notes;

      2.    The Company's proposal to approve an amendment to its certificate of incorporation to effect a 1-for-2 reverse stock split of its capital stock; and

      3.    The Company's proposal to elect one (1) Class I director,  three (3)
            Class II directors and two (2) Class III directors.

STOCKHOLDER APPROVAL OF EACH OF THE FOREGOING PROPOSALS IS A CONDITION PRECEDENT
TO THE CONSUMMATION OF THE PRENTICE FINANCING.

      Newcastle  Partners,   Newcastle  Capital  Management,   L.P.  ("Newcastle
Management"),  Newcastle  Capital Group,  L.L.C.  ("Newcastle  Group"),  Mark E.
Schwarz, John P. Murray and Steven J. Pully are members of a group (the "Group")
formed in connection with this proxy solicitation and are deemed participants in this proxy solicitation.

See "Other  Participant  Information."  This Proxy Statement and the GREEN proxy card are first being furnished to Whitehall's  stockholders on or about _______,
200__.

      Whitehall has set the record date for determining stockholders entitled to notice of and to vote at the  Special  Meeting as  ________,  2005 (the  "Record
Date").  Only  stockholders  of record as of the close of business on the Record
Date are entitled to vote the shares of Common  Stock and Class B common  stock, par value  $1.00 per share  (the  "Class B Stock" and  together  with the Common
Stock, the "Capital Stock"), at the Special Meeting.  Each holder of outstanding shares of Common  Stock is entitled  to one vote for each share of Common  Stock held in that  holder's  name with  respect to all  matters  on which  holders of
Common  Stock  are  entitled  to vote at the  Special  Meeting.  Each  holder of outstanding  shares of Class B Stock is entitled to 35.4208 votes for each share of Class B Stock held in that holder's name with respect to all matters on which holders of Class B Stock are entitled to vote at the Special Meeting.  Except as otherwise  required by law,  the  holders of shares of Common  Stock and Class B
Stock shall vote  together and not as separate  classes.  As of the Record Date, there  were  _________  shares of Common  Stock and 142  shares of Class B Stock outstanding and entitled to vote. The principal  executive  offices of Whitehall are located at 155 North Wacker Drive, Suite 500, Chicago, Illinois 60606.

THIS  SOLICITATION IS BEING MADE BY NEWCASTLE  PARTNERS AND NOT ON BEHALF OF THE
BOARD OF DIRECTORS OR MANAGEMENT OF WHITEHALL.  NEWCASTLE  PARTNERS IS NOT AWARE
OF ANY OTHER  MATTERS TO BE BROUGHT  BEFORE THE SPECIAL  MEETING.  SHOULD  OTHER
MATTERS,  WHICH NEWCASTLE PARTNERS IS NOT AWARE OF A REASONABLE TIME BEFORE THIS
SOLICITATION,  BE BROUGHT  BEFORE THE  SPECIAL  MEETING,  THE  PERSONS  NAMED AS
PROXIES IN THE  ENCLOSED  GREEN  PROXY  CARD WILL VOTE ON SUCH  MATTERS IN THEIR
DISCRETION.

NEWCASTLE  PARTNERS  URGES YOU TO SIGN,  DATE AND  RETURN  THE GREEN  PROXY CARD
AGAINST THE PRENTICE FINANCING PROPOSALS.

IF YOU HAVE ALREADY RETURNED A PROXY CARD FURNISHED BY WHITEHALL MANAGEMENT, YOU
MAY REVOKE  THAT PROXY AND VOTE  AGAINST THE  PRENTICE  FINANCING  PROPOSALS  BY
SIGNING,  DATING AND RETURNING THE ENCLOSED  GREEN PROXY CARD.  THE LATEST DATED
PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO
THE SPECIAL  MEETING BY  DELIVERING A WRITTEN  NOTICE OF  REVOCATION  OR A LATER
DATED  PROXY FOR THE  SPECIAL  MEETING  TO  NEWCASTLE  PARTNERS,  C/O  MACKENZIE
PARTNERS,  INC. WHICH IS ASSISTING IN THIS SOLICITATION,  OR TO THE SECRETARY OF
WHITEHALL, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

                                       -2-

                                    IMPORTANT

      YOUR  VOTE IS  IMPORTANT,  NO MATTER  HOW FEW  SHARES  YOU OWN.  NEWCASTLE
PARTNERS URGES YOU TO SIGN, DATE, AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY
TO VOTE AGAINST THE PRENTICE FINANCING PROPOSALS.

      Newcastle Partners does not believe that the Prentice Financing  proposals are in the best  interest of the  Company's  stockholders  and believes that the
Newcastle  Tender Offer is a superior  alternative.  A vote AGAINST the Prentice
Financing  proposals  will  enable you - as the owners of  Whitehall - to send a message to the Whitehall Board that you are committed to maximizing the value of your shares.

o     If your shares are  registered in your own name,  please sign and date the enclosed  GREEN  proxy  card and  return  it to  Newcastle  Partners,  c/o
      MacKenzie Partners, Inc., in the enclosed envelope today.

o     If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other  institution  on the Record  Date,  only it can vote such shares and only upon receipt of your specific  instructions.  Accordingly, please contact the person  responsible  for your account and instruct that person to execute on your behalf the GREEN proxy card.  Newcastle Partners
      urges  you  to  confirm  your   instructions  in  writing  to  the  person
      responsible for your account and to provide a copy of such instructions to
      Newcastle Partners, c/o MacKenzie Partners, Inc., who is assisting in this solicitation, at the address and telephone numbers set forth below, and on the back  cover of this  Proxy  Statement,  so that we may be aware of all instructions  and  can  attempt  to  ensure  that  such  instructions  are followed.

                 If you  have  any  questions  regarding  your  proxy,  or  need assistance in voting your shares, please call:

                                    MACKENZIE
                                 PARTNERS, INC.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                           proxy@mackenziepartners.com

                                       or
                          CALL TOLL FREE (800) 322-2885

                                       -3-

                           BACKGROUND TO SOLICITATION

      We refer you to the  preliminary  proxy  statement filed by Whitehall with the  Securities  and Exchange  Commission on November 14, 2005 (the  "Management
Proxy  Statement")  for  a  detailed  background  description  of  the  Prentice
Financing.  Below is a background description of Newcastle Partners' involvement with  Whitehall,  including  its initial  investment in the Common Stock and its
representation  on  the  Whitehall  Board,  and  the  Prentice  Financing.   All
information  regarding  the  Prentice  Financing  and the  deliberations  of the
Whitehall  Board and management  have been  excerpted from the Management  Proxy
Statement. We make no representations as to the accuracy or completeness of such
information  other  than  the  information   relating  to  Newcastle   Partners'
involvement  with the Company.  Assuming the  accuracy and  completeness  of the information  excerpted from the Management Proxy Statement,  we believe that the background  description below concisely and accurately state the facts necessary for a stockholder to fairly evaluate the Prentice  Financing  proposals in light of the Newcastle Tender Offer.

o     On April 19, 2005,  Newcastle Partners and its affiliates filed a Schedule
      13D  with the  Securities  and  Exchange  Commission  indicating  it owned
      2,018,400 shares of Common Stock as of April 15, 2005,  representing 14.5%
      of the Company's  outstanding  shares. In this filing,  Newcastle Partners stated,  among other  things,  that it intended to enter into  discussions
      with   management  on  the   performance   of  the  Company  and  to  seek
      representation on the Whitehall Board.

o     On June 23, 2005, Whitehall announced the election of Steven J. Pully, the
      President of  Newcastle  Management,  as a director of the Company.  On or around July 5, 2005, Mr. Pully was elected as nonexecutive Chairman of the
      Board. He served as Chairman of the Board until November 10, 2005.

o     On July 12, 2005,  the Whitehall  Board formed a special  committee of the
      Board of Directors  consisting  of Daniel H. Levy  (Chairman),  Richard K.
      Berkowitz  and Sanford  Shkolnik  (the  "Special  Committee")  to consider potential  financing proposals in light of Newcastle Partners' interest in being a potential  source of financing and Mr.  Pully's status as Chairman of the Board.  Mr. Pully did not participate in the  consideration  of the formation of the Special  Committee and  subsequently  questioned the role ultimately assigned to the Special Committee. Mr. Pully felt that the role of the Special  Committee  should have been to limited to determining  the fairness  of any  financing  proposals  but not the body  that  determines whether the Company needs to complete a financing, which party to complete a financing with and when a financing should be completed.

o     During July 2005 and  thereafter,  the Whitehall Board continued to review various  issues  confronting  the Company,  including the  possibility  of raising  additional  funds and the  advisability  of  selling  or  closing underperforming stores. During this period, the Company discussed with the agents  for its credit  facility  its plans to seek  additional  equity or quasi-equity  financing (i.e.,  convertible debt) and the consideration of potential store closings in light of the Company's weak results throughout
      2005.  During this period,  Newcastle  Partners and Reed Conner & Birdwell
      LLC, another substantial

                                       -4-

      stockholder  ("RCB"),  indicated  that they were  interested  in providing
      additional   financing  to  the  Company  but  did  not  present  specific proposals.

o     During the period from August 10, 2005 through September 5, 2005,  Company management estimated that approximately $40-50 million of financing needed to be raised for the Company to meet its liquidity needs.

o     During this period,  discussions were held with Newcastle Partners and RCB about  potential  equity  financings,  such as the sale by the  Company of equity to them in a private  transaction  or a rights  offering  of Common
      Stock in which  all  stockholders  would be  offered  the  opportunity  to subscribe  for shares of Common  Stock at a 20%  discount  to the  average market price of the stock over a period of time prior to the  commencement of the rights offering.  It was contemplated  that Newcastle  Partners and
      RCB  would  provide  back-up  commitments  to  buy  shares  not  otherwise purchased.

o     On September 7, 2005, Mark E. Schwarz, a principal of Newcastle  Partners, sent to the  Special  Committee  a  nonbinding  financing  proposal  dated
      September 6, 2005. This proposal  contemplated the issuance of $45 million in convertible notes, bearing interest at 20%, payable quarterly partly in kind (i.e.,  through the issuance of more notes) and partly in cash. These notes  would be  convertible  into  Common  Stock  at a rate  equal to the average price of the Common Stock for the ten business days  preceding the first  interest  payment  date  (or,  in  the  case  of  notes  issued  as payment-in-kind for interest, the ten business days preceding the relevant interest  payment  date).  These  notes  would be  secured  by a  security interest in the  Company's  assets  junior to that held by the banks.  The proposal  contemplated that the Company would issue to Newcastle  Partners
      warrants  to  acquire  20%  of  the  Company's   fully-diluted  shares  in
      connection  with the note  financing  with an exercise  price of $0.01 per share. The proposal also  contemplated that the interest rate on the notes being  increased  to 25% per annum if  stockholder  approval  of the share issuances upon conversion of the notes was not procured.

o     Over the next few weeks,  the Company engaged in discussions with Prentice regarding a proposed  bridge loan  financing  to the Company that would be refinanced with a larger  convertible note transaction.  At the same time,
      Prentice,   along  with   representatives  of  the  Company,   engaged  in
      discussions with the Company's senior lenders and key trade creditors with the goal of reaching a comprehensive agreement regarding financing for the
      Company  and  the  resumption  of  key  shipments  of  merchandise  by the
      Company's key suppliers.

o     On  September  12,  2005,  Newcastle  Partners  submitted  to the  Special
      Committee  a  nonbinding  proposal  for  an  issuance  of $35  million  of convertible  notes. These notes would have a maturity of three years, bear interest  at 15% (5% payable in cash and 10%  payable-in-kind  through the issuance of additional notes) and be secured by a security interest in the
      Company's  assets junior to that securing the Company's  credit  facility.
      Under the proposal,  Newcastle  Partners would be issued 10-year  warrants for 19.9% of the outstanding Common Stock, exercisable at $0.01 per share, and $10  million of the notes would be  convertible  into 90% of the fully diluted Common Stock (after dilution

                                       -5-

      from the  warrants).  The proposal also provided that the interest rate on the notes  would  increase  to 24% per annum (5% per annum in cash and 19%
      paid in kind through the issuance of new notes) if stockholder approval of the equity  issuance  was not  received  within 120 days of closing.  This proposal expired on September 15, 2005.

o     On September 14, 2005, the Company's bank lenders alleged that the Company was in default under its credit facility and, as a result,  the banks were not  obligated to make  further  advances.  Therefore,  the banks took the position  that any further  advances  were  discretionary.  The banks also reserved  their rights and remedies with respect to the alleged  defaults, including the right to accelerate the obligations of the Company under the credit  facility  and to  foreclose  on the  assets  of  the  Company.  On
      September 14, 2005,  representatives  of the banks also indicated that the lenders  would not  provide any  further  advances  unless the Company had entered  into a letter of intent with a financing  source.  The banks also indicated  in  several  discussions  that  they  were  not  interested  in providing  debtor-in-possession financing to the Company if it should file for bankruptcy protection.  Based in part upon consideration of the banks'
      position that they were not  interested in providing  debtor-in-possession financing  and  considering  the  security  interest  held by the banks in substantially  all of the Company's  assets,  the Company  concluded  that there  was a  significant  possibility  that a  bankruptcy  filing  by the
      Company could result in a liquidation,  rather than a  reorganization,  of the Company.

o     The banks  provided  some  additional  funding  but  continued  to express substantial  concern  that  the  Company  needed  to  accept  a  financing proposal.  They indicated that, from the banks'  perspective,  in light of the Company's financial position, that unless the Company had entered into a term sheet for additional financing,  not later than September 21, 2005, the banks would be unwilling to advance any additional funds.

o     On  September  18,  2005,  Newcastle  Partners  submitted  to the  Special
      Committee  another  nonbinding  proposal for an issuance of $35 million of convertible notes. The terms of this proposal were almost identical to the terms of the September 12, 2005 proposal,  except that this proposal added a 1.5%  fee to  Newcastle  Partners  ($525,000)  upon the  funding  of the convertible  notes and a  non-refundable  payment of $150,000 to Newcastle
      Partners for reimbursement of its fees and expenses, plus agreement to pay any additional fees and expenses.  This proposal  expired on September 19,
      2005.

o     Over the course of  September  20 and 21, 2005,  Newcastle  Partners  made further  written  and  oral  modifications  to  its  proposal.  The  final
      September 21, 2005  proposal  from  Newcastle  Partners  contemplated  the issuance  of up to $45  million  of  convertible  notes and a $30  million bridge loan  facility.  These notes would have a maturity of three  years, bear interest at 15% (5% payable in cash and 10%  payable-in-kind  through the issuance of additional notes) and be secured by a security interest in the  Company's  assets  junior  to  that  securing  the  Company's  credit facility.  The  first  $35  million  of the  notes  were to be  issued  in connection  with the  refinancing of the bridge loan and an additional $10 million were issuable at the Company's  option.  In conjunction with these
      $10 million in notes, upon the issuance thereof,  the Company was to issue to Newcastle Partners 10-year warrants  exercisable at $1.50 per share for
      10 million shares of Common Stock. In

                                       -6-

      conjunction with the bridge loan,  Newcastle Partners would also be issued
      10-year warrants for 19.9% of the outstanding Common Stock, exercisable at
      $0.01 per  share.  Newcastle  Partners  was to receive a 2.00% fee for the bridge loan and a 1.00% fee upon  funding of the  convertible  notes.  The bridge loan was to mature at the  earlier of (i) 120 days from  funding or
      (ii) stockholder  approval of the convertible notes. This proposal expired on September 21, 2005.

o     During the period  between  September  15, 2005 and  September  21,  2005,
      Prentice made a series of written proposals and oral modifications thereto addressing issues of concern raised by the Whitehall Board and the Special
      Committee.   The  final   September   21,  2005   proposal  from  Prentice
      contemplated a term sheet with Prentice (the "Prentice Term Sheet"), which the Company signed on September 21, 2005 providing that Prentice and other participating  investors  would  agree to  provide  a  bridge  loan to the
      Company  in  the  aggregate  amount  of $30  million  and,  in  connection therewith,  would receive  warrants to purchase  approximately  20% of the
      Common Stock and purchase $50 million in convertible secured notes subject to a number of  conditions.  The notes  were to have a 3-year  term,  bear interest  at  15%  per  annum,  payable  quarterly,  payable  in  cash  or additional  shares of Common Stock at the Company's  option.  The Prentice
      Term Sheet  contemplated  that the notes would be convertible  into Common
      Stock and that  Prentice  and the other  investors  would  receive  7-year warrants for Common Stock (the "Series B Warrants") with an exercise price equal to 110% of the  conversion  price of the notes.  The  Prentice  Term
      Sheet  provided that Prentice  would have the right through the conversion of the notes,  shares  issued as  interest  on the notes and  through  the exercise of the warrants, to acquire 87% of the Common Stock. The Prentice
      Term Sheet  contemplated that the bridge loan be made and the warrants for
      19.9%  of the  Common  Stock  be  issued.  Both  the  bridge  loan and the convertible  notes  were  to be  secured  by a  security  interest  in the
      Company's assets junior to that held by the banks. The Prentice Term Sheet was nonbinding,  except that the Company was required to deal  exclusively
      with  Prentice   through   September  24,  2005  (which  was  subsequently
      extended), give Prentice access to certain information and bear Prentice's expenses.

o     On  September  21,  2005,  the  Whitehall  Board  convened  to discuss the financing proposals submitted by Prentice and Newcastle Partners and voted to authorize and direct  management to execute the Prentice Term Sheet, at the recommendation of the Special Committee, with Mr. Pully abstaining.

o     During  negotiations  between  the  Company  and its  representatives  and
      Prentice and its  representatives  from September 24, 2005 through October
      3, 2005, a number of significant  changes were agreed upon by Prentice and the Company to the contemplated  transaction and related documents.  These changes included, among others, the following:

      o     The Company was given the right to make two one-year  extensions  to the  maturity  of the notes if no event of default  or event  which, with  notice or lapse of time or both would  constitute  an event of default, exists.

                                       -7-

      o     The  interest  rate on the notes was reduced  from 15% to 12%,  with interest  now being paid  entirely in Common  Stock during the first three  years  and in cash  thereafter  and  with  all of the  shares payable as interest  to be issued if the notes were to be  converted prior to the third anniversary of issuance.

      o     The concept of Series B Warrants  was  eliminated,  and the exercise price of the warrants  issued in connection with the bridge loan and the conversion price of the notes both were set at $0.75 per share.

      o     The  representations  and warranties  were limited  somewhat and the material  adverse  effect  condition was  modified,  so that only an
            "Extremely  Detrimental  Effect"  would be required for this closing condition to apply.

      o     A  provision  was  added  providing  that  proceeds,  if  any,  from proceedings  concerning the Company's former Chief Executive Officer
            (net of expenses and the costs of any counterclaims) relating to her employment  agreement  would be paid 20% to the Company and 80% to a trust or other vehicle for the benefit of the Company's stockholders immediately  prior to the closing  date of the purchase of the notes and, potentially, certain creditors of the Company.

      o     Provisions   were  added  requiring  the  Company  to  maintain  its
            indemnification  arrangements  with  directors  and  officers and to maintain  directors' and officers' insurance and committing Prentice to  advance  funds to the  Company to  purchase  this  insurance  if necessary.

      o     The  exclusivity  provisions  were  modified to allow the Company to consider potential superior  proposals,  if any.  Additionally,  the parties  agreed to eliminate a  requirement  that the Company hold a stockholders  meeting  to  consider  the  transaction  even  if  the
            Whitehall Board were to determine to accept a superior proposal.

      o     The  aggregate  expense  reimbursement  to  Prentice  was  capped at
            $750,000.

o     On September 27, 2005,  Newcastle  Partners  submitted a revised  proposal with a stated  expiration date of September 30, 2005. The revised proposal increased the  contemplated  convertible  note issuance from the September
      21, 2005 proposal to $50 million.  Reflecting the increased financing, the ultimate  percentage  ownership  which the investors would acquire by full exercise of conversion and warrant  rights was increased to  approximately
      87%. This  nonbinding  offer was not extended  past its stated  expiration date.

o     On October 3, 2005,  the  Prentice  Financing  and  related  matters  were approved by the  Whitehall  Board,  at the  recommendation  of the Special
      Committee,  with all directors  voting in favor,  other than Mr. Pully who voted against them. The Purchase Agreement,  Bridge Loan Agreement, Notes,
      Warrants, Registration Rights Agreement and Fourth

                                       -8-

      Amendment  (each as defined  below) were  executed  and  delivered  by the parties that night.

o     On  October  13,  2005,   Prentice   advised  the  Company  that  Holtzman
      Opportunity  Fund,  L.P.  ("Holtzman"  and  together  with  Prentice,  the
      "Investors")  would  participate  in  the  financing  with  Prentice,   as
      permitted by the transaction documents.

o     To provide the Company with additional  liquidity through the closing date of the Prentice Financing,  on October 3, 2005, the Company entered into a
      Bridge Term Loan Credit  Agreement  (the  "Bridge  Loan  Agreement")  with certain  of the  Investors  (together  with any other  lenders  under such agreement from time to time, the "Bridge Loan Lenders").  Under the Bridge
      Loan Agreement,  the Bridge Loan Lenders provided a term loan (the "Bridge
      Loan") to the Company in the  aggregate  principal  amount of $30 million, which bears  interest at a fixed rate of 18% per annum,  payable  monthly, and has a stated  maturity  date of December  30, 2005 or, if the Purchase
      Agreement (as defined  below) has not been  terminated on or prior to such date  and  the  Securities  and  Exchange  Commission  reviews  the  proxy statement relating to the special meeting of the Company's stockholders as contemplated by the Purchase Agreement, January 31, 2006.

o     In connection with the Bridge Loan Agreement,  the Company issued warrants
      (the  "Warrants") to the Bridge Loan Lenders to purchase  2,792,462 shares of Common Stock at an exercise price of $0.75 per share.  The Warrants may be exercised for a period of seven years from the date of issuance.

o     Contemporaneously  with the  execution of the Bridge Loan  Agreement,  the
      Company and the  Investors  entered into a Securities  Purchase  Agreement
      (the "Purchase Agreement") pursuant to which, subject to certain terms and conditions,  the  Company  agreed  to sell,  and the  Investors  agreed to purchase,  $50 million of the  Company's  Secured  Convertible  Notes (the
      "Notes").  Proceeds from the issuance of the Notes will be used to pay off the Bridge  Loan and to provide  additional  liquidity  for the  Company's operations.  The Notes  will  bear  interest  at a rate of 12% per  annum, payable quarterly.  Interest that becomes payable during the initial three year  term of the Notes  will be paid in  shares  of  Common  Stock at the conversion  price  (initially  $0.75 per  share).  Interest  that  becomes payable  after the  initial  three  year term of the Notes will be paid in cash.  The interest  rate on the Notes will increase to 18% per annum from and after the  occurrence  of an event of default  until  such  default is cured.

o     Contemporaneously  with the entry into the Bridge Loan  Agreement  and the
      Purchase  Agreement,   the  Company  and  the  Investors  entered  into  a
      Registration  Rights  Agreement  (the  "Registration   Rights  Agreement")
      pursuant to which the Company has agreed to provide  certain  registration rights with  respect to the shares of Common  Stock that may be issued (i)
      upon exercise of the Warrants, (ii) upon conversion of the Notes and (iii)
      in payment of interest under the Notes.

o     Contemporaneously  with the execution of the Bridge Loan Agreement and the
      Purchase Agreement,  the Company entered into a Waiver, Consent and Fourth
      Amendment (the

                                       -9-

      "Fourth  Amendment") to the Second Amended and Restated  Revolving  Credit
      and Gold Consignment  Agreement (the "Senior Credit Agreement"),  dated as of July  29,  2003,  by and  among  the  Company,  LaSalle  Bank  National
      Association,  as  administrative  agent and collateral agent for the banks party thereto (the "Banks"), the Banks, Bank of America, N.A., as managing agent, and Back Bay Capital Funding LLC, as accommodation  facility agent.
      Under the Fourth Amendment,  the Banks have agreed to increase the maximum borrowings under the Company's  credit facility,  subject to and depending on  borrowing  base  calculations,  by $15  million  to $140  million  and extending the term of the facility until 2008.

o     ON OCTOBER 26, 2005,  NEWCASTLE PARTNERS SUBMITTED A PROPOSAL TO WHITEHALL
      TO ACQUIRE ALL THE  OUTSTANDING  SHARES OF COMMON STOCK IT DID NOT ALREADY
      OWN FOR $1.10 PER SHARE IN CASH, BY MERGER OR  OTHERWISE,  AND TO CASH OUT
      WARRANTS AND IN-THE-MONEY OPTIONS BASED ON THAT PRICE. Under the proposal,
      Newcastle  Partners also would pay off the bridge loan entered into by the
      Company in  connection  with the Prentice  Financing.  Newcastle  Partners indicated  that it expected to obtain a commitment  to either  replace the
      Company's  senior  credit  facility or obtain  consents from the Company's senior lenders.

o     ON OCTOBER 27, 2005,  THE SPECIAL  COMMITTEE  RESPONDED  TO THE  NEWCASTLE
      PARTNERS  PROPOSAL  BY  INDICATING  THAT,  ON THE ADVICE OF ITS  FINANCIAL
      ADVISORS AND COUNSEL,  THE WHITEHALL BOARD HAD DETERMINED  (WITH MR. PULLY
      ABSTAINING) THAT IT COULD NOT CONCLUDE,  FROM THE INFORMATION  PROVIDED ON
      THE NEWCASTLE PARTNERS  PROPOSAL,  THAT SUCH PROPOSAL IS REASONABLY LIKELY
      TO RESULT IN A  "SUPERIOR  PROPOSAL"  WITHIN THE  MEANING OF THE  PURCHASE
      AGREEMENT  EXECUTED  BY  THE  COMPANY  IN  CONNECTION  WITH  THE  PRENTICE
      FINANCING.

                                      -10-

                           THE NEWCASTLE TENDER OFFER

      On November  29,  2005,  Newcastle  Partners  announced  its  intention to commence a tender offer to purchase,  through a wholly-owned acquisition entity, all the  outstanding  shares  of  Common  Stock  that it does  not  already  own
(together with the  associated  preferred  stock purchase  rights) for $1.20 per share in cash,  upon the terms and subject to the  conditions to be set forth in an Offer to Purchase,  Letter of Transmittal  and related  documents to be filed with the Securities and Exchange Commission (the "Tender Offer Documents").

      The offer is  conditioned  upon,  among  other  things,  (i) a majority of
Whitehall's  shares on a fully diluted basis being  tendered and not  withdrawn,
(ii) a termination of the Purchase Agreement, (iii) stockholder rejection of the conditions  to  consummation  of the  Purchase  Agreement,  set forth  herein as
Proposals  1-3,  (iv)  a  refinancing,  acceptable  to  Newcastle  Partners,  of
Whitehall's senior credit facility or a consent to the offer to purchase and the potential  merger  thereafter  by the lenders  under  Whitehall's  senior credit facility,  (v) the Whitehall  Board  redeeming the  associated  preferred  stock purchase rights or Newcastle  Partners being satisfied that the rights have been invalidated or are otherwise  inapplicable to the offer and the potential merger thereafter,  (vi) the  Whitehall  Board  approving  replacement  financing to be provided by Newcastle  Partners of the Company's  existing bridge loan financing with  financial  terms  no less  favorable  to the  Company  than  the  existing financing,  but with no  warrants,  conversion  rights or other  equity  related components, and (vii) Newcastle Partners being satisfied that Section 203 of the
Delaware  General  Corporation  Law is  inapplicable to the tender offer and the potential  merger  thereafter.  The  tender  offer  will  not be  subject  to or conditioned upon any financing arrangement other than as provided above.

      The purpose of the tender  offer is to acquire  control of, and the entire equity  interest in, the Company.  We currently  intend,  as soon as practicable after  consummation of the tender offer, to seek maximum  representation  on the
Whitehall  Board and to seek to have the  Company  consummate  a merger or other business  combination  with us (or one of our  subsidiaries).  Pursuant  to such merger,  the  outstanding  shares  of  Common  Stock  not  owned  by us would be converted  into the right to  receive  cash in an amount  equal to the price per share provided pursuant to the tender offer.

      The  information  on the Newcastle  Tender Offer set forth above is only a summary and is  qualified  in its  entirety  by  reference  to the Tender  Offer
Documents  that  Newcastle  Partners  expects  to file with the  Securities  and
Exchange Commission on or about December 5, 2005. You are encouraged to read the
Tender Offer Documents when they become available for a complete  description of the tender offer.

                                      -11-

                                 PROPOSAL NO. 1

                 ISSUANCE OF SHARES OF COMMON STOCK PURSUANT TO
                          THE SECURED CONVERTIBLE NOTES

      You are being  asked by  Whitehall  to approve  the  issuance of shares of
Common Stock pursuant to the Notes.  Stockholder  approval of this proposal is a condition  precedent  to the  obligation  of the  Investors  to  consummate  the
Prentice Financing. In other words, the Prentice Financing cannot be consummated without stockholder approval of such issuance.  For the reasons discussed below, we oppose the Prentice  Financing.  To that end, we are soliciting your proxy to vote AGAINST Proposal No. 1.

                 REASONS TO VOTE AGAINST THE PRENTICE FINANCING

      We believe the  stockholders  should vote against the Prentice  Financing.
While the Prentice  Financing will provide financing to Whitehall,  the Prentice
Financing  does  not  take  into   consideration   the  best  interests  of  the
stockholders.  In addition,  we believe the  Newcastle  Tender Offer is a better alternative for both Whitehall and its stockholders than the Prentice  Financing as it will  immediately  satisfy  Whitehall's  financing  needs while giving the stockholders  an opportunity  to monetize  their  investment in the Company at a substantial  premium to market rather than being a minority  stockholder  of the
Company.

IF THE PRENTICE FINANCING IS CONSUMMATED, THE INVESTORS WOULD EFFECTIVELY OBTAIN
CONTROL OF APPROXIMATELY 87% OF THE COMPANY AND THE OTHER  STOCKHOLDERS WOULD BE
DILUTED TO OWNING JUST 13% OF THE COMPANY.

      The Prentice  Financing  would have a devastating  dilutive  effect on the interests of the Company's existing stockholders. As a result of the issuance of shares of Common Stock underlying the Warrants, upon conversion of the Notes and as payment of interest under the Notes, the Investors would receive Common Stock equal to approximately 87% of the issued and outstanding shares of Common Stock.
We are hard pressed to  understand  how the  Whitehall  Board can justify such a substantial dilution of the existing stockholders' interest in the Company.

IF THE PRENTICE FINANCING IS CONSUMMATED, THE INVESTORS WOULD EFFECTIVELY OBTAIN
CONTROL OF THE COMPANY WITHOUT PAYING A PREMIUM TO THE STOCKHOLDERS.

      The  Prentice  Financing,  pursuant to which the  Investors  will  receive
Common  Stock and Common Stock  equivalents  equal to  approximately  87% of the issued and outstanding shares of Common Stock,  effectively transfers control of the Company to the Investors.  This effective transfer of control, however, does not require the Investors to pay any control or other premium in connection with the sale of control of the Company.

IF THE PRENTICE  FINANCING IS  CONSUMMATED,  NO ASSURANCE  CAN BE GIVEN THAT THE
COMPANY WILL EVER SUCCESSFULLY  APPLY FOR LISTING OF THE COMMON STOCK ON A MAJOR
EXCHANGE.

      The Common  Stock was listed  for  trading on the New York Stock  Exchange
(the  "NYSE")  until it was  suspended  from  trading  on the NYSE  prior to the opening of trading on Friday,  October 28,  2005.  The Common Stock was delisted due to the Company's failure to comply with the NYSE continued listing standards because its average market  capitalization had been less than $25 million over a consecutive  30 trading-day  period.  The Common Stock is now quoted in the Pink
Sheets,  and according to the Management  Proxy  Statement,  the Company expects that the Common  Stock will  continue to be quoted on the Pink Sheets or the OTC
Bulletin  Board.  If the Prentice  Financing is  consummated  and the  Investors effectively take control of the Company, we do not believe that the Company will ever successfully apply for listing of the Common Stock on a major exchange.  If the Common Stock continues to languish

                                      -12-

on the Pink Sheets or the OTC Bulletin Board,  there will be little liquidity in the Common Stock and investors may find it more  difficult to acquire or dispose of the Common Stock in the secondary market.

         REASONS WHY WE BELIEVE THE NEWCASTLE TENDER OFFER IS A SUPERIOR
                      ALTERNATIVE TO THE PRENTICE FINANCING

      We  believe  that  Newcastle  Partners'  all-cash  offer to  purchase  the outstanding  Common  Stock it does not  already  own is clearly  superior to the
Prentice  Financing as it will satisfy  Whitehall's  immediate  financing  needs while providing stockholders with immediate liquidity at a premium to market and an immediate opportunity to maximize their investment in Whitehall.  Rather than being at the mercy of the  Investors  who will have the option of  diluting  the existing  stockholders'  shares upon conversion of the Notes and exercise of the
Warrants,  the Newcastle Tender Offer will allow  stockholders to monetize their investment in the Company at a substantial  premium to market.  We are confident that  Whitehall's  lenders  and  trade  creditors  would be  supportive  of this proposal. Since we believe the Newcastle Tender Offer will satisfy the Company's financing needs just as quickly and efficiently as the Prentice  Financing,  and this can be done without sacrificing the interests of the existing stockholders, we  believe  the  Newcastle  Tender  Offer is a  superior  alternative  than the
Prentice Financing.

            WE ALSO QUESTION WHETHER THE PRENTICE FINANCING HAS BEEN
                STRUCTURED IN ORDER TO AVOID THE REQUIREMENT FOR
                 SUPERMAJORITY APPROVAL OF ONE OF ITS CONDITIONS

      We take issue with the structure of the Prentice  Financing.  As discussed in further detail in Proposal No. 2, the Company is obligated to obtain approval from  its  stockholders  of  an  amendment  to  the  Company's  Second  Restated
Certificate  of  Incorporation  to provide  for a 1-for-2  reverse  split of the
Company's Capital Stock in order to consummate the Prentice Financing. This will allow the Company to reserve for  issuance  the number of shares of Common Stock issuable  upon the  conversion  of the Notes and the  exercise  of the  Warrants without  increasing  the number of the authorized  shares of Capital  Stock.  In order to make  available  additional  shares  for such  issuances,  we believe a corporation  would  normally  amend  its  charter  to  increase  the  number  of authorized  shares.  Such an  amendment to  Whitehall's  charter  would  require approval  from the holders of 75% of the  outstanding  shares of Capital  Stock.
Rather than  seeking  the  approval  from the holders of 75% of the  outstanding shares of Capital Stock, an extremely  difficult voting threshold to achieve, we believe the  Prentice  Financing  was  structured  to require as a condition  to closing a reverse split of the  outstanding  Capital Stock,  as this action only requires  approval from the holders of a majority of the  outstanding  shares of the Capital Stock. We question whether the Prentice  Financing was intentionally structured  to require a reverse stock split rather than amending the charter to merely  increase the number of authorized  shares in order to cleverly avoid the more difficult supermajority voting threshold.

      NEWCASTLE  PARTNERS  URGES YOU TO VOTE  AGAINST  WHITEHALL'S  PROPOSAL  TO
APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK PURSUANT TO THE NOTES.

                                      -13-

                                 PROPOSAL NO. 2

          AMENDMENT TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION
                     TO EFFECT A 1-FOR-2 REVERSE STOCK SPLIT

      As a condition  to the closing of the Prentice  Financing,  the Company is obligated  to  obtain  approval  from  its  stockholders  of an  amendment  (the
"Amendment") to the Company's Second Restated  Certificate of Incorporation (the
"Certificate  of  Incorporation")  to provide for a 1-for-2 reverse split of the
Company's  Capital Stock (the  "Reverse  Split").  The Amendment  will allow the
Company to reserve for issuance  the number of shares of Common  Stock  issuable upon the  conversion  of the  Notes and the  exercise  of the  Warrants  without increasing the number of the authorized shares of Capital Stock.

      In  connection  with the  foregoing,  the  Whitehall  Board has  adopted a resolution  recommending  that the  stockholders  approve the  Amendment  to the
Certificate  of  Incorporation  that would effect a single  reverse split of the
Capital  Stock  at a ratio of  1-for-2.  If the  Amendment  is  approved  by the stockholders and becomes effective,  the number of issued and outstanding shares of Capital Stock, as well as any Capital Stock held in treasury, will be reduced at a ratio of 1-for-2.  The  Amendment  will not reduce the number of authorized shares of the Capital Stock.

      For the reasons discussed above, we oppose the Prentice Financing. To that end,  we are  soliciting  your  proxy to vote  AGAINST  Proposal  No. 2. We also believe that there are numerous  risks  associated  with the Reverse Split which are not necessary for the Company to take in view of the Newcastle Tender Offer.

                     RISKS ASSOCIATED WITH THE REVERSE SPLIT

      As set forth in greater detail in the Management Proxy Statement, even the
Company  acknowledges  that there are certain risks  associated with the Reverse
Split.

NO ASSURANCE CAN BE GIVEN THAT THE COMPANY'S TOTAL MARKET  CAPITALIZATION  AFTER
THE  REVERSE   SPLIT  WILL  BE  EQUAL  TO  OR  GREATER  THAN  THE  TOTAL  MARKET
CAPITALIZATION  BEFORE THE REVERSE  SPLIT OR THAT THE PER SHARE  MARKET PRICE OF
THE COMMON STOCK FOLLOWING THE REVERSE SPLIT WILL EITHER EXCEED OR REMAIN HIGHER
THAN  THE  CURRENT  PER  SHARE  MARKET  PRICE  OR THE  PER  SHARE  MARKET  PRICE
IMMEDIATELY BEFORE THE REVERSE SPLIT.

      No  assurance  can be given that the market  price per share of the Common
Stock after the Reverse Split will rise or remain  constant in proportion to the reduction  in the number of shares of the Common  Stock  outstanding  before the
Reverse Split. Accordingly,  the Company's total market capitalization after the
Reverse Split may be lower than the Company's total market capitalization before the Reverse  Split.  This has occurred in  connection  with reverse stock splits that other  companies have  implemented.  If this were to happen to the Company, the total value of the Common Stock that you hold after the Reverse  Split would be lower than the value of your holdings  immediately  before the Reverse Split, even if the price at which the stock  trades is higher  than it was  before  the
Reverse Split.

                                      -14-

A DECLINE IN THE MARKET PRICE FOR THE COMMON  STOCK AFTER THE REVERSE  SPLIT MAY
RESULT IN A GREATER  PERCENTAGE  DECLINE  THAN WOULD OCCUR IN THE ABSENCE OF THE
REVERSE SPLIT.

      The market price of the Common  Stock will also be based on the  Company's performance  and other  factors,  some of which are  unrelated  to the number of shares outstanding.  If the Reverse Split is implemented and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company's  overall market  capitalization  may be greater than would occur in the absence of the Reverse Split.  In many cases,  both the total market  capitalization  of a  company  and the  market  price of a share of that company's  common stock following a reverse stock split are lower than they were before the reverse stock split.

THE  LIQUIDITY  OF THE COMMON STOCK COULD BE ADVERSELY  AFFECTED  FOLLOWING  THE
REVERSE SPLIT.

      The  liquidity  of the Common  Stock  could be  adversely  affected by the reduced number of shares that would be outstanding after the Reverse Split.

THE  VOLATILITY  OF THE COMMON  STOCK COULD BE INCREASED  FOLLOWING  THE REVERSE
SPLIT.

      The  volatility  of the Common  Stock  could be  increased  by the reduced number of shares that would be outstanding after the Reverse Split.

NO  ASSURANCE  CAN BE GIVEN THAT THE  REVERSE  SPLIT WILL  RESULT IN A PER SHARE
PRICE THAT WILL ATTRACT INVESTORS, BROKERS AND ANALYSTS.

      No  assurance  can be given that the  Reverse  Split will  result in a per share price that will attract investors, brokers and analysts.

THE REVERSE SPLIT WOULD LIKELY INCREASE THE NUMBER OF "ODD LOT" HOLDERS.

      The Reverse  Split may leave  certain  stockholders  with one or more "odd lots" which are stock  holdings  in amounts of less than 100  shares.  These odd lots  may be more  difficult  to sell  than  shares  in even  multiples  of 100.
Additionally,  any reduction in brokerage commissions resulting from any reverse stock split may be offset by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

      NEWCASTLE PARTNERS URGES YOU TO VOTE AGAINST WHITEHALL'S PROPOSAL TO AMEND
THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE SPLIT.

                                      -15-

                                 PROPOSAL NO. 3

                              ELECTION OF DIRECTORS

      As a condition  to the closing of the  Prentice  Financing,  the  director nominees  described below must be elected to the Whitehall  Board.  The director nominees have been  designated by the Investors in accordance  with the terms of the  Purchase  Agreement.  If the  nominees  are  elected,  the  Investors  will effectively control the Whitehall Board.

      The Whitehall Board is presently composed of five directors,  divided into three  classes,  two of whom are  Class I  directors,  one of whom is a Class II director and two of whom are Class III directors.

      Whitehall  is asking you to elect one Class I director  to serve until the annual  meeting  in the year  2006,  or until such  person's  successor  is duly elected  and  qualified,  three  Class II  directors  to serve  until the annual meeting in the year 2007, or until such persons' successors are duly elected and qualified,  and two Class III directors to serve until the annual meeting in the year 2008, or until such persons' successors are duly elected and qualified.

      For the reasons discussed above, we oppose the Prentice  Financing and the election of the director nominees.  To that end, we are soliciting your proxy to vote AGAINST Proposal No. 3.

NOMINEES

      The following  persons,  if elected at the Special Meeting,  will serve as directors until the expiration of his or her term, or until his or her successor is elected and  qualified.  Biographical  and other  information  concerning the nominees is set forth in the Management Proxy Statement.

      CLASS I DIRECTOR

      o     One  Class  I  director  will  be  named  by the  Company  prior  to completion of the Management Proxy Statement.

      CLASS II DIRECTORS

      o     Charles G. Phillips (age 57)

      o     Two additional Class II directors will be named by the Company prior to completion of the Management Proxy Statement.

      CLASS III DIRECTORS

      o     Jonathan Duskin (age 38)

      o     Seymour Holtzman (age 70)

                                      -16-

      NEWCASTLE PARTNERS URGES YOU TO VOTE AGAINST WHITEHALL'S PROPOSAL TO ELECT
THE DIRECTOR NOMINEES SET FORTH ABOVE.

                                      -17-

                           VOTING AND PROXY PROCEDURES

      Only  stockholders of record on the Record Date will be entitled to notice of and to vote at the  Special  Meeting.  Each holder of  outstanding  shares of
Common Stock is entitled to one vote for each share of Common Stock held in that holder's  name with respect to all matters on which  holders of Common Stock are entitled to vote at the Special  Meeting.  Each holder of outstanding  shares of
Class B Stock is entitled to 35.4208  votes for each share of Class B Stock held in that  holder's  name with respect to all matters on which  holders of Class B
Stock are entitled to vote at the Special Meeting.  Stockholders who sell shares of Capital  Stock before the Record Date (or acquire them without  voting rights after the Record Date) may not vote such shares.  Stockholders  of record on the
Record Date will  retain  their  voting  rights in  connection  with the Special
Meeting even if they sell such shares  after the Record Date.  Based on publicly available  information,  Newcastle  Partners  believes that the only outstanding classes of securities of Whitehall  entitled to vote at the Special  Meeting are the shares of Common Stock and Class B Stock.

      Shares represented by properly executed GREEN proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted  AGAINST the proposal to approve the issuance of shares of Common Stock pursuant to the terms of the Notes, AGAINST the proposal to approve an amendment to the  Certificate of  Incorporation  to effect the Reverse Split,  AGAINST the proposal to elect one (1) Class I director, three (3) Class II directors and two
(2) Class III directors  and, in the discretion of the persons named as proxies, on all other matters as may properly come before the Special Meeting.

QUORUM

      In order to conduct any business at the Special Meeting,  a quorum must be present in person or represented  by valid proxies.  If a majority of the voting power with respect to the shares of Common Stock and Class B Stock  combined are represented  in  person or by proxy at the  Special  Meeting,  a quorum  will be present. A quorum consists of a majority of the voting power with respect to the shares of Common Stock and Class B Stock combined  issued and outstanding on the
Record  Date.  All shares that are voted  "FOR",  "AGAINST"  or "ABSTAIN" on any matter will count for purposes of  establishing  a quorum and will be treated as shares entitled to vote at the Special Meeting.

VOTES REQUIRED FOR APPROVAL

      VOTE  REQUIRED  FOR  PROPOSAL NO. 1. The approval of the proposal to issue shares  of  Common  Stock  pursuant  to the  terms  of the  Notes  requires  the affirmative vote of a majority of votes cast by the holders present in person or represented by proxy and entitled to vote on such matter at the Special Meeting.
Accordingly,  if a quorum is present at the Special Meeting, an affirmative vote of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on this  proposal will approve the issuance of shares of Common
Stock  pursuant to the terms of the Notes.  The Company has stated that  because the vote to approve this proposal requires a majority, abstentions and non-votes will have the same effect as votes against approval of this proposal.

                                      -18-

      VOTE  REQUIRED  FOR  PROPOSAL NO. 2. The approval of the proposal to amend the  Certificate  of  Incorporation  to effect the Reverse  Split  requires  the affirmative  vote of the holders of a majority of the outstanding  shares of the
Capital  Stock.  The Company has stated  that  because the vote to approve  this proposal  requires a  majority,  abstentions  and  non-votes  will have the same effect as votes against ratification of this proposal.

      VOTE REQUIRED FOR PROPOSAL NO. 3. The election of the  directors  requires the  affirmative  vote of a plurality  of votes cast by the  holders  present in person  or  represented  by proxy  and  entitled  to vote on such  matter at the
Special Meeting. Accordingly, if a quorum is present at the Special Meeting, the persons receiving the greatest number of votes by the holders will be elected to serve as the directors.

      Stockholders  may cast their votes by marking the ballot at the meeting or by specific  voting  instructions  sent with a signed proxy to either  Newcastle
Partners  in care of  MacKenzie  Partners,  Inc. at the address set forth on the back cover of this Proxy  Statement or to  Whitehall at 155 North Wacker  Drive,
Suite 500, Chicago, Illinois 60606 or any other address provided by Whitehall.

REVOCATION OF PROXIES

      Stockholders  of Whitehall  may revoke their  proxies at any time prior to exercise  by  attending  the  Special  Meeting  and  voting in person  (although attendance  at  the  Special  Meeting  will  not in  and  of  itself  constitute revocation  of a proxy) or by  delivering a written  notice of  revocation.  The delivery  of a  subsequently  dated  proxy  which  is  properly  completed  will constitute a revocation of any earlier  proxy.  The  revocation may be delivered either to Newcastle Partners in care of MacKenzie Partners,  Inc. at the address set forth on the back cover of this Proxy Statement or to Whitehall at 155 North
Wacker Drive,  Suite 500, Chicago,  Illinois 60606 or any other address provided by  Whitehall.  Although a revocation  is  effective if delivered to  Whitehall,
Newcastle  Partners  requests that either the original or photostatic  copies of all revocations be mailed to Newcastle  Partners in care of MacKenzie  Partners,
Inc. at the address set forth on the back cover of this Proxy  Statement so that
Newcastle  Partners  will be aware of all  revocations  and can more  accurately determine if and when proxies have been  received  from the holders of record on the Record Date of a majority of the  outstanding  voting  power.  Additionally,
MacKenzie  Partners,  Inc. may use this information to contact  stockholders who have revoked their  proxies in order to solicit later dated proxies  against the
Company's proposals in connection with the Prentice Financing.

IF YOU WISH TO VOTE  AGAINST THE  COMPANY'S  PROPOSALS  IN  CONNECTION  WITH THE
PRENTICE  FINANCING,  PLEASE SIGN,  DATE AND RETURN  PROMPTLY THE ENCLOSED GREEN
PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                      -19-

                             SOLICITATION OF PROXIES

      The solicitation of proxies pursuant to this Proxy Statement is being made by Newcastle Partners.  Proxies may be solicited by mail, facsimile,  telephone, telegraph, in person and by advertisements.  Newcastle Partners will not solicit proxies via the Internet.

      Newcastle  Partners  has entered  into an oral  agreement  with  MacKenzie
Partners,  Inc. for solicitation  and advisory  services in connection with this solicitation,  for which  MacKenzie  Partners,  Inc.  will  receive a fee not to exceed $___,000.00, together with reimbursement for its reasonable out-of-pocket expenses.  MacKenzie  Partners,  Inc.  will solicit  proxies  from  individuals, brokers,  banks,  bank  nominees  and  other  institutional  holders.  Newcastle
Partners has requested banks,  brokerage houses and other  custodians,  nominees and fiduciaries to forward all solicitation  materials to the beneficial  owners of the shares of Capital  Stock they hold of  record.  Newcastle  Partners  will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that MacKenzie Partners, Inc. will employ approximately
__ persons to solicit Whitehall's stockholders for the Special Meeting.

      The entire  expense of  soliciting  proxies  is being  borne by  Newcastle
Partners.  Costs of this  solicitation of proxies are currently  estimated to be approximately  $___,000.00.  Newcastle  Partners estimates that through the date hereof,  its expenses in connection  with this  solicitation  are  approximately
$___,000.00.  Newcastle Partners intends to seek reimbursement from Whitehall of all expenses it incurs in connection with this solicitation.  Newcastle Partners does not  intend to  submit  the  question  of such  reimbursement  to a vote of security holders of the Company.

                          OTHER PARTICIPANT INFORMATION

      Each member of the Group is a participant  in this  solicitation.  Mark E.
Schwarz is the managing  member of Newcastle  Group,  a Texas limited  liability company,  which is the general partner of Newcastle Management,  a Texas limited partnership, which in turn is the general partner of Newcastle Partners, a Texas limited  partnership.  The principal occupation of Mr. Schwarz is serving as the managing member of Newcastle Group. The principal business of Newcastle Group is acting as the general partner of Newcastle Management. The principal business of
Newcastle Management is acting as the general partner of Newcastle Partners. The principal  business  of  Newcastle  Partners is  investing  in  securities.  The principal  occupation of John P. Murray is serving as Chief Financial Officer of
Newcastle Management.  The principal occupation of Steven J. Pully is serving as
President of Newcastle  Management.  Mr. Pully  announced his  resignation  as a director of Whitehall on November 29, 2005.  The principal  business  address of
Mr. Schwarz, Mr. Murray, Mr. Pully, Newcastle Partners, Newcastle Management and
Newcastle Group is 300 Crescent Court,  Suite 1110,  Dallas,  Texas 75201. As of
the date hereof,  Newcastle Partners is the beneficial owner of 2,018,400 shares of Common Stock. Mark Schwarz,  Newcastle  Management and Newcastle Group may be
deemed to beneficially own the shares of Common Stock held by Newcastle Partners by  virtue of their  affiliation  with  Newcastle  Partners  and each  disclaims beneficial  ownership  of such  shares  except to the extent of their  pecuniary interest therein. For information regarding purchases and sales of securities of
Whitehall  during the past two years by  Newcastle  Partners,  see  Schedule  I.
Neither Mr.  Murray nor Mr. Pully  beneficially  owns,  or has purchased or sold during the past two years,  any  securities  of the Company  and each  disclaims beneficial  ownership of the shares of Common Stock owned by Newcastle Partners.
Except as set forth in this Proxy Statement, no participant in this solicitation has a substantial

                                      -20-

interest,  direct or indirect, by security holdings or otherwise,  in any matter to be acted on at the Special Meeting.

      Except as set  forth in this  Proxy  Statement  (including  the  Schedules hereto),  (i) during the past 10 years, no participant in this  solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors);  (ii) no participant in this solicitation  directly or indirectly beneficially  owns any  securities of Whitehall;  (iii) no  participant  in this solicitation  owns any securities of Whitehall which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of Whitehall  during the past two years;  (v) no part of the purchase price or market value of the securities of Whitehall owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such  securities;  (vi) no  participant  in this solicitation  is,  or  within  the  past  year  was,  a party  to any  contract, arrangements or understandings with any person with respect to any securities of
Whitehall,  including,  but not  limited  to,  joint  ventures,  loan or  option arrangements,  puts or calls,  guarantees  against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or
indirectly,  any  securities  of  Whitehall;   (viii)  no  participant  in  this
solicitation owns  beneficially,  directly or indirectly,  any securities of any parent or subsidiary of Whitehall;  (ix) no participant in this  solicitation or any of his/its  associates was a party to any transaction,  or series of similar transactions, since the beginning of Whitehall's last fiscal year, or is a party to any currently proposed  transaction,  or series of similar  transactions,  to which Whitehall or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000;  and (x) no participant in this solicitation or any of his/its  associates has any arrangement or understanding  with any person with respect to any future  employment by Whitehall or its  affiliates,  or with respect to any future  transactions  to which Whitehall or any of its affiliates will or may be a party.

                                      -21-

                    OTHER MATTERS AND ADDITIONAL INFORMATION

      Newcastle Partners is unaware of any other matters to be considered at the
Special Meeting.  However, should other matters, which Newcastle Partners is not aware of a  reasonable  time before  this  solicitation,  be brought  before the
Special  Meeting,  the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

      NEWCASTLE   PARTNERS  HAS  OMITTED  FROM  THIS  PROXY  STATEMENT   CERTAIN
DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS ALREADY INCLUDED IN THE MANAGEMENT
PROXY STATEMENT. THIS DISCLOSURE INCLUDES, AMONG OTHER THINGS:

      o     DETAILED INFORMATION RELATING TO THE BACKGROUND,  REASONS FOR, TERMS
            AND CONSEQUENCES OF THE PRENTICE FINANCING,  INCLUDING RISK FACTORS,
            FINANCIAL AND PRO FORMA INFORMATION, TAX CONSEQUENCES AND ACCOUNTING
            TREATMENT;

      o     INFORMATION ABOUT THE COMPANY AND THE INVESTORS;

      o     CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY'S DIRECTOR NOMINEES,
            CURRENT  DIRECTORS AND EXECUTIVE  OFFICERS,  INFORMATION  CONCERNING
            EXECUTIVE  COMPENSATION,  AND  INFORMATION  ON CORPORATE  GOVERNANCE
            MATTERS;

      o     TRADING   INFORMATION  ON  THE  COMMON  STOCK  AND  AN  ANALYSIS  OF
            CUMULATIVE TOTAL RETURNS ON AN INVESTMENT IN THE COMMON STOCK DURING
            THE PAST FIVE YEARS;

      o     DEADLINES AND PROCEDURES  FOR SUBMITTING  PROPOSALS AT THE COMPANY'S
            NEXT  ANNUAL  MEETING  OF  STOCKHOLDERS  UNDER  RULE  14a-8  OF  THE
            SECURITIES  EXCHANGE  ACT OF  1934,  AS  AMENDED,  AND  OUTSIDE  THE
            PROCESSES OF RULE 14a-8.

      STOCKHOLDERS SHOULD REFER TO THE MANAGEMENT PROXY STATEMENT TO REVIEW THIS
DISCLOSURE.

      Although we do not have any knowledge  indicating  that any statement made by Newcastle  Partners herein is untrue, we do not take any  responsibility  for the accuracy or  completeness  of  statements  taken from public  documents  and records  that were not  prepared  by or on our  behalf,  or for any  failure  by
Whitehall  to disclose  events that may affect the  significance  or accuracy of
such  information.   See  Schedule II  for  information  regarding  persons  who beneficially own more than 5% of the shares of the securities of the Company and the ownership of the securities of the Company by the management of the Company.

      The information concerning Whitehall contained in this Proxy Statement and the Schedules attached  hereto has been taken from,  or is based upon,  publicly available information.

                                          NEWCASTLE PARTNERS, L.P.

                                          _________, 2005

                                      -22-

                                   SCHEDULE I

                   TRANSACTIONS IN THE SECURITIES OF WHITEHALL
              BY NEWCASTLE PARTNERS, L.P. DURING THE PAST TWO YEARS

    CLASS                        QUANTITY            PRICE PER          DATE OF
 OF SECURITY                     PURCHASED           UNIT ($)           PURCHASE
 -----------                     ---------           --------           --------

Common Stock                       77,000             7.13              07/14/04
Common Stock                       55,700             7.19              07/20/04
Common Stock                       42,700             7.25              07/21/04
Common Stock                      322,000             7.31              07/22/04
Common Stock                       17,000             7.36              07/23/04
Common Stock                       19,900             7.36              07/26/04
Common Stock                       57,900             7.36              07/28/04
Common Stock                       28,400             7.36              07/29/04
Common Stock                       49,700             7.48              08/01/04
Common Stock                        6,800             7.81              08/03/04
Common Stock                       14,100             7.80              08/04/04
Common Stock                       12,900             7.84              08/05/04
Common Stock                      174,000             7.72              08/06/04
Common Stock                       40,100             7.72              08/09/04
Common Stock                        6,000             7.86              08/11/04
Common Stock                       33,500             7.81              08/12/04
Common Stock                       12,600             7.83              08/13/04
Common Stock                          100             7.99              08/16/04
Common Stock                        2,400             7.87              08/23/04
Common Stock                          300             7.91              08/24/04
Common Stock                        2,000             7.87              08/25/04
Common Stock                        6,000             7.80              08/26/04
Common Stock                       26,900             7.65              08/27/04
Common Stock                          100             7.89              08/30/04
Common Stock                      100,000             7.98              09/07/04
Common Stock                       43,900             7.86              09/13/04
Common Stock                          400             7.90              09/15/04
Common Stock                          400             8.00              09/29/04
Common Stock                        2,600             7.96              12/28/04
Common Stock                       29,900             7.92              12/30/04
Common Stock                       12,900             7.91              01/03/05
Common Stock                        5,000             7.95              01/05/05
Common Stock                      138,900             7.92              01/06/05
Common Stock                       25,600             7.87              01/07/05
Common Stock                       34,000             7.82              01/10/05
Common Stock                        8,000             7.76              01/11/05
Common Stock                        2,000             7.60              01/12/05
Common Stock                        1,600             7.64              01/13/05

                                      -23-

    CLASS                        QUANTITY            PRICE PER          DATE OF
 OF SECURITY                     PURCHASED           UNIT ($)           PURCHASE
 -----------                     ---------           --------           --------

Common Stock                        4,000             7.67              01/18/05
Common Stock                       24,000             7.55              01/19/05
Common Stock                        2,000             7.53              01/20/05
Common Stock                        1,000             7.54              01/21/05
Common Stock                       19,500             7.40              01/24/05
Common Stock                       12,700             7.29              01/25/05
Common Stock                       17,000             7.13              01/26/05
Common Stock                      130,600             7.04              01/27/05
Common Stock                       53,500             6.97              01/28/05
Common Stock                        5,000             7.45              02/02/05
Common Stock                       15,100             7.39              02/03/05
Common Stock                          200             7.43              02/04/05
Common Stock                       10,000             7.43              02/08/05
Common Stock                        2,000             7.46              02/10/05
Common Stock                        4,200             7.37              02/11/05
Common Stock                        9,100             7.24              02/14/05
Common Stock                        4,000             7.23              02/15/05
Common Stock                       10,200             7.14              02/16/05
Common Stock                        2,000             7.11              02/17/05
Common Stock                        4,000             7.08              02/18/05
Common Stock                       10,000             6.99              02/22/05
Common Stock                          600             7.03              02/24/05
Common Stock                        2,600             7.06              02/28/05
Common Stock                       22,700             7.08              03/01/05
Common Stock                        2,100             7.06              03/02/05
Common Stock                       15,100             7.05              03/03/05
Common Stock                        5,000             7.05              03/04/05
Common Stock                          800             7.07              03/07/05
Common Stock                        8,800             7.22              03/08/05
Common Stock                        2,000             7.16              03/09/05
Common Stock                        4,800             7.19              03/14/05
Common Stock                        4,000             7.18              03/15/05
Common Stock                          500             7.18              03/16/05
Common Stock                          100             7.30              03/17/05
Common Stock                        4,400             7.25              03/18/05
Common Stock                        2,300             7.24              03/22/05
Common Stock                        8,800             7.15              03/23/05
Common Stock                        6,700             7.24              03/29/05
Common Stock                       29,600             7.13              03/30/05
Common Stock                       20,200             7.20              03/31/05
Common Stock                       11,100             7.14              04/01/05
Common Stock                        2,200             7.15              04/04/05
Common Stock                        6,100             7.12              04/05/05
Common Stock                        6,400             7.10              04/06/05

                                      -24-

    CLASS                        QUANTITY            PRICE PER          DATE OF
 OF SECURITY                     PURCHASED           UNIT ($)           PURCHASE
 -----------                     ---------           --------           --------

Common Stock                        7,200             7.08              04/07/05
Common Stock                        5,000             7.18              04/08/05
Common Stock                       23,800             7.23              04/11/05
Common Stock                        8,000             7.19              04/12/05
Common Stock                       10,000             7.11              04/13/05
Common Stock                       25,700             6.97              04/14/05
Common Stock                       18,400             6.89              04/15/05

                                      -25-

                                   SCHEDULE II

      THE FOLLOWING TABLE IS REPRINTED FROM THE MANAGEMENT PROXY STATEMENT.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth certain  information  regarding  beneficial ownership of Whitehall's Common Stock as of October 24, 2005, by (i) each person who is known by Whitehall to own  beneficially  more than 5% of the  outstanding shares of Common Stock,  (ii) each  director and director  nominee of Whitehall,
(iii) each of the executive officers named in the Summary Compensation Table and
(iv) all directors and executive officers of Whitehall as a group.

                                                    AMOUNT OF
                                                    BENEFICIAL        PERCENT OF
NAME OF BENEFICIAL OWNER(1)                         OWNERSHIP          CLASS(2)
----------------------------------------------      ---------          --------
5% STOCKHOLDERS
Prentice Capital Management, LP(3)                  2,094,346           15.00%
   623 Fifth Avenue, 32nd Floor
   New York, NY 10020
Holtzman Opportunity Fund, L.P(4)                     698,116            5.00%
   Mr. Seymour Holtzman
   c/o Jewelcor Companies
   100 N. Wilkes Barre Blvd., 4th Floor
   Wilkes Barre, Pennsylvania 18707
Newcastle Partners, L.P.(5)                         2,018,400           14.46%
   300 Crescent Court, Suite 1110
   Dallas, TX 75201
FMR Corp.(6)                                        1,548,900           11.09%
   82 Devonshire Street
   Boston, MA 02109
Myron M. Kaplan(7)                                  1,386,600            9.93%
   P.O. Box 385
   Leonia, NJ 07605
Wasatch Advisors, Inc.(8)                           1,331,952            9.54%
   150 Social Hall Avenue
   Salt Lake City, UT 84111
Dimensional Fund Advisors Inc.(9)                   1,022,750            7.33%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

                                      -26-

                                                    AMOUNT OF
                                                    BENEFICIAL        PERCENT OF
NAME OF BENEFICIAL OWNER(1)                         OWNERSHIP          CLASS(2)
----------------------------------------------      ---------          --------
DIRECTORS AND EXECUTIVE OFFICERS
Hugh M. Patinkin(10)                                       --              --
Matthew M. Patinkin(11)                               890,936            6.21%
John R. Desjardins(12)                                670,664            4.67%
Manny A. Brown(13)                                    127,920            *
Norman J. Patinkin(14)                                 90,645            *
Daniel H. Levy(15)                                     64,385            *
Richard K. Berkowitz(16)                               61,247            *
Sanford Shkolnik(17)                                   29,697            *
Debbie Nicodemus-Volker(18)                            20,000            *
Steven J. Pully(4),(19)                                    --            *
Lucinda M. Baier(20)                                       --            *
DIRECTOR NOMINEES (21)
Jonathan Duskin                                           [ ]           [ ]
Seymour Holtzman(4)                                   698,116            5.99
Charles G. Phillips                                       [ ]           [ ]
All executive officer and directors as a group      1,955,494           14.01%

----------
* Less than 1%.

(1)   Except as set forth in the  footnotes to this table,  the persons named in the table above have sole voting and investment  power with respect to all shares shown as beneficially owned by them.

(2)   Applicable percentage of ownership is based on 13,961,216 shares of Common
      Stock  outstanding on October 24, 2005.  Where indicated in the footnotes, this table also includes  Common Stock issuable  pursuant to stock options exercisable within 60 days of the filing of this proxy statement.

(3)   Share information based solely on information contained on a Schedule 13D, dated  October 3, 2005,  filed with the SEC, and as amended on October 28,
      2005. The share numbers and percentages  assume that the Notes  (described elsewhere in this proxy statement) have not yet been issued. This Schedule
      13 D  indicates  that PWJ  Lending  LLC ("PWJ  Lending")  may be deemed to beneficially  own 2,094,346  shares of Common Stock issuable upon exercise of the  Warrants  (described  elsewhere  in  this  proxy  statement).  The
      Schedule 13D further indicates that PWJ Funding LLC ("PWJ Funding") may be deemed to beneficially own 68,020,815 shares of Common Stock issuable upon
      the  conversion  of  the  Notes,   including  interest  shares  (described
      elsewhere in this proxy  statement)  if interest will paid in Common Stock for the first three years of the Note, at a conversion price of $0.75. The
      Schedule 13D also indicates that each of Prentice Capital  Management,  LP and Michael  Zimmerman may be deemed to beneficially own 70,115,161 shares of Common Stock, including the 2,094,346 shares

                                      -27-

      issuable  upon  exercise of the Warrants and  68,020,815  shares of Common
      Stock  issuable upon  conversion of the Notes.  The Schedule 13D indicates that  Prentice  Capital  Management,  L.P. is the  managing  member of PWJ
      Funding and PWJ  Lending.  The Schedule  13D also  indicates  that Michael
      Zimmerman is the Managing  Member of (a) Prentice  Management GP, LLC, the
      general  partner of  Prentice  Capital  Management,  LP, and (b)  Prentice
      Capital GP, LLC the general part of certain investment funds. The Schedule
      13D states that as such, Mr.  Zimmerman may be deemed to control  Prentice
      Capital  Management,  LP and certain of the investment funds and therefore may be  deemed  to be the  beneficial  owner of the  securities  described
      above.  Each  of  Mr.  Zimmerman  and  Prentice  Capital  Management,   LP
      disclaimed  beneficial  ownership of all of shares  described  above.  The
      Schedule  13D  indicates  that  certain  of the  reporting  persons to the
      Schedule  13D  share  voting  and  dispositive   powers  over  the  shares
      beneficially owned to the extent reported therein.

(4)   Share information based solely on information contained on a Schedule 13D, dated  October  28,  2005,  filed  with the SEC.  The  share  numbers  and percentages  assume  that the Notes  (described  elsewhere  in this  proxy statement)  have not yet been issued.  This  Schedule 13D  indicates  that
      Holtzman Opportunity Fund, L.P. ("Holtzman Opportunity") beneficially owns
      698,116  shares of common  stock  issuable  upon  exercise of the Warrants
      (described  elsewhere in this proxy  statement).  If the Notes are issued, then Holtzman  Opportunity at that time may be deemed to beneficially  own an  aggregate  of up to  22,666,667  shares  of Common  Stock  potentially
      issuable  upon  conversion  of  the  Notes,   including   interest  shares
      (described elsewhere in this proxy statement);  such shares, together with shares  issuable  upon  exercise  of  the  Warrants,  would  represent  an aggregate of 23,364,783 shares of common stock, constituting approximately
      21.7% of the  outstanding  Common Stock as of the date of this table.  The
      Schedule 13D further indicates that each of Holtzman  Financial  Advisors,
      LLC ("Holtzman Advisors"), as the general partner of Holtzman Opportunity, and SH Independence, LLC ("Independence"),  as Managing Member of Holtzman
      Opportunity, may each also be deemed to beneficially own 698,116 shares of
      Common Stock owned by Holtzman  Opportunity  issuable upon exercise of the
      Warrants.  If the Notes are  issued,  then each of Holtzman  Advisors  and
      Independence  may each also be deemed to beneficially  own an aggregate of up to  22,666,667  shares of Common  Stock owned by  Holtzman  Opportunity potentially  issuable  upon  conversion of the Notes,  including  interest shares  (described  elsewhere  in  this  proxy  statement);  such  shares, together  with  shares  issuable  upon  exercise  of the  Warrants,  would represent an aggregate of 23,364,783 shares of Common Stock,  constituting approximately 21.7% of the outstanding common stock as of the date of this proxy statement. Lastly, the Schedule 13D indicates that Seymour Holtzman, as the sole member of Independence, may also be deemed to beneficially own such shares.  According to the Schedule 13D, each of Holtzman Opportunity,
      Holtzman Advisors, Independence and Seymour Holtzman may be deemed to have sole voting and dispositive power with respect to the reported shares.

(5)   Share information based solely on information contained on a Schedule 13D, dated  October 26, 2005,  filed with the SEC.  This Schedule 13D indicates that Newcastle

                                      -28-

      Partners,  L.P. beneficially owns 2,018,400 shares of Common Stock and has sole voting and  investment  power with  respect to the  reported  shares.
      Newcastle  Capital  Management,  L.P., as the general partner of Newcastle
      Partners,  L.P.,  may also be deemed  to  beneficially  own the  2,018,400 shares of Common  Stock  beneficially  owned by Newcastle  Partners,  L.P.
      Newcastle  Capital  Group,  L.L.C.,  as the general  partner of  Newcastle
      Capital  Management,  L.P.,  which  in  turn  is the  general  partner  of
      Newcastle  Partners,  L.P.,  may also be  deemed to  beneficially  own the
      2,018,400 shares of Common Stock beneficially owned by Newcastle Partners,
      L.P. Mark E. Schwarz,  as the managing member of Newcastle  Capital Group,
      L.L.C., the general partner of Newcastle Capital  Management,  L.P., which in turn is the general  partner of Newcastle  Partners,  L.P., may also be
      deemed  to  beneficially   own  the  2,018,400   shares  of  Common  Stock
      beneficially  owned by  Newcastle  Partners,  L.P.  Steven  J.  Pully,  as
      President  of Newcastle  Capital  Management,  L.P.,  which is the general partner of Newcastle  Partners,  L.P., may also be deemed to  beneficially own the 2,018,400 shares of Common Stock  beneficially  owned by Newcastle
      Partners,  L.P.  Newcastle  Capital  Management,  L.P.,  Newcastle Capital
      Group,  L.L.C., Mr. Schwarz and Mr. Pully disclaim beneficial ownership of the shares of Common Stock held by Newcastle Partners, L.P., except to the extent of their pecuniary interest therein. By virtue of his position with
      Newcastle Partners, L.P., Newcastle Capital Management, L.P. and Newcastle
      Capital  Group,  L.L.C.,  Mark E.  Schwarz  has the sole power to vote and dispose of the shares of Common Stock owned by Newcastle Partners, L.P.

(6)   Share information based solely on information contained on a Schedule 13G/
      A, dated  February  14,  2005,  filed with the SEC.  This  Schedule  13G/A indicates  that Fidelity  Management & Research  Company,  a  wholly-owned subsidiary of FMR Corp. and an investment adviser registered under section
      203 of the Investment Advisers Act of 1940, has sole investment power with respect to 1,131,900 of the reported  shares.  The Schedule  13G/A further indicates that Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp.,
      through their control of Fidelity Management & Research Company, have sole power to  dispose  of the  1,131,900  shares.  This  Schedule  13G/A  also
      indicates  that  Fidelity   Management   Trust  Company,   a  wholly-owned
      subsidiary  of FMR Corp.  and a bank as defined in Section  3(a)(6) of the
      Securities Exchange Act of 1934, is the beneficial owner of 417,000 of the reported  shares as a result of its serving as  investment  manager of the institutional  account(s).  This  Schedule 13G/ A further  indicates  that
      Edward C.  Johnson 3d and FMR Corp.,  through  their  control of  Fidelity
      Management  Trust Company,  each has sole  dispositive  power over 417,000 shares and sole power to vote or to direct the voting of 417,000 shares of
      Common Stock owned by the  institutional  account(s) as reported above. In addition,  the  Schedule  13G/ A  indicates  that  Fidelity  Management  &
      Research  Company  carries  out the  voting of the  shares  under  written guidelines  established  by the  Board of  Directors  of  Trustees  of the
      Fidelity  Funds,  that  members  of the  Edward C.  Johnson  3d family own approximately  49% of the voting power of FMR Corp.,  and that the Johnson family group and all Class B stockholders of FMR Corp. have entered into a stockholders'  voting  agreement  under  which all Class B shares  will be voted in accordance with the majority vote of Class B shares. Furthermore, the  Schedule  13G states that through  their  ownership of voting  Common
      Stock and the

                                      -29-

      execution of the stockholders'  voting  agreement,  members of the Johnson family may be deemed,  under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(7)   Share information based solely on information contained on a Form 4, dated
      April 15, 2005,  filed with the SEC.  This Form 4 indicates  that Myron M.
      Kaplan has sole voting and  investment  power with respect to the reported shares.

(8)   Share information based solely on information contained on a Schedule 13G/
      A, dated  February  14, 2005,  filed with the SEC.  This  Schedule  13G/ A indicates that Wasatch Advisors,  Inc., an investment  adviser  registered under section 203 of the Investment  Advisers Act of 1940, has sole voting and investment power with respect to the reported shares.

(9)   Share information based solely on information contained on a Schedule 13G, dated  February 9, 2005,  filed with the SEC.  This Schedule 13G indicates that  Dimensional  Fund Advisors  Inc., an investment  adviser  registered under section 203 of the Investment  Advisers Act of 1940, has sole voting and investment power with respect to the reported shares.

(10)  Mr. Hugh M.  Patinkin  passed away prior to the date as of which the table speaks.  Mr. Patinkin  served as Chairman and Chief  Executive  Officer of
      Whitehall until the time of his death.

(11)  Includes  381,202  shares of Common Stock  issuable  pursuant to presently exercisable  stock options or stock options which will become  exercisable within 60 days of this proxy  statement.  Includes  185,208  shares solely owned by Robin J.  Patinkin,  as  Trustee of the Robin  Patinkin  UA2-2-92
      Trust.  Robin J. Patinkin,  Matthew  Patinkin's  wife, has sole investment power with respect to such shares.  Includes 32,406 shares held by Matthew
      M. Patinkin and Robin J.  Patinkin,  as Trustees of various trusts for the benefit  of  their  children.  Includes  13,281  shares  held by  Robin J.
      Patinkin,  as Trustee of various trusts for the benefit of the children of
      Matthew M.  Patinkin and Robin J.  Patinkin,  with respect to which shares
      Matthew  M.  Patinkin  disclaims  beneficial  ownership  because  Robin J.
      Patinkin has sole voting and investment power with respect to such shares.
      The mailing  address of Matthew M.  Patinkin is c/o  Whitehall  Jewellers,
      Inc., 155 North Wacker Drive, Suite 500, Chicago, Illinois 60606.

(12)  Includes  396,159  shares of Common Stock  issuable  pursuant to presently exercisable  stock options or stock options which will become  exercisable
      within  60  days  of  this  proxy   statement.   Includes   35,748  shares
      beneficially owned by John R. Desjardins,  which shares are held by Cheryl
      Desjardins and Stephen Kendig,  as Trustees of the John R. Desjardins 1995
      Family Trust U/ A/ D 12/28/95.  Cheryl  Desjardins and Stephen Kendig have shared investment power with respect to such shares.  Shares  beneficially owned by Mr.  Desjardins  include  shares  allocated to his account in the
      ESOP (12,440  shares),  as to which he shares  voting power with the ESOP.
      The ESOP has sole  investment  power  with  respect  to such  shares.  The mailing address of John R. Desjardins

                                      -30-

      is c/o  Whitehall  Jewellers,  Inc.,  155 North Wacker  Drive,  Suite 500,
      Chicago, Illinois 60606.

(13)  Includes  124,632  shares of Common Stock  issuable  pursuant to presently exercisable  stock options or stock options which will become  exercisable within  60 days  of this  proxy  statement.  Mr.  M.  Brown  tendered  his resignation  effective  December 17, 2004.  Pursuant to his separation and release agreement,  Mr. M. Brown's employment with Whitehall was deemed to have been terminated for good reason and therefore his options to purchase shares of Whitehall's  Common Stock vested in full and remain  exercisable until December 17, 2006.  Includes 750 shares owned by Marcy Brown, Mr. M.
      Brown's  wife,  in her self  directed IRA  account,  with respect to which shares Manny A. Brown disclaims beneficial ownership.  The mailing address of Manny A. Brown is 184 Oak Knoll Terrace, Highland Park, IL 60035.

(14)  Includes  47,366  shares of Common  Stock  issuable  pursuant to presently exercisable  stock options or stock options which will become  exercisable within  60  days  of  this  proxy  statement.  Includes  1,111  shares  of restricted  Common Stock granted on February 19, 2004, which  restrictions lapse in equal  installments  on February  19, 2006 and February 19, 2007.
      Includes 1,667 shares of restricted Common Stock granted on March 3, 2005, which  restrictions lapse in equal installments on March 3, 2006, March 3,
      2007 and March 3, 2008.  Includes 1,402 shares of restricted  Common Stock granted on April 13, 2005, which restrictions lapse on April 13, 2006. The mailing  address  of Norman J.  Patinkin  is c/o United  Marketing  Group,
      L.L.C., 5724 North Pulaski, Chicago, Illinois 60647.

(15)  Includes  49,444  shares of Common  Stock  issuable  pursuant to presently exercisable  stock options or stock options which will become  exercisable within  60  days  of  this  proxy  statement.  Includes  1,111  shares  of restricted  Common Stock granted on February 19, 2004, which  restrictions lapse in equal  installments  on February  19, 2006 and February 19, 2007.
      Includes 1,667 shares of restricted Common Stock granted on March 3, 2005, which  restrictions lapse in equal installments on March 3, 2006, March 3,
      2007 and March 3, 2008.  Includes 1,402 shares of restricted  Common Stock granted on April 13, 2005, which restrictions lapse on April 13, 2006. The mailing address for Daniel H. Levy is c/o Whitehall  Jewellers,  Inc., 155
      North Wacker Drive, Suite 500, Chicago, Illinois 60606.

(16)  Includes  46,306  shares of Common  Stock  issuable  pursuant to presently exercisable  stock options or stock options which will become  exercisable within  60  days  of  this  proxy  statement.  Includes  1,111  shares  of restricted  Common Stock granted on February 19, 2004, which  restrictions lapse in equal  installments  on February  19, 2006 and February 19, 2007.
      Includes 1,667 shares of restricted Common Stock granted on March 3, 2005, which  restrictions lapse in equal installments on March 3, 2006, March 3,
      2007 and March 3, 2008.  Includes 1,402 shares of restricted  Common Stock granted on April 13, 2005, which restrictions lapse on April 13, 2006. The mailing  address for Richard K.  Berkowitz is 3201 NE 183rd  Street,  Unit
      1905, Aventure, Florida 33160.

                                      -31-

(17)  Includes  6,141  shares of Common  Stock  issuable  pursuant to  presently exercisable  stock  options.  Includes  1,111 shares of restricted  Common
      Stock  granted on February 19,  2004,  which  restrictions  lapse in equal installments  on February 19, 2006 and February 19, 2007.  Includes  1,667
      shares  of  restricted  Common  Stock  granted  on  March 3,  2005,  which restrictions  lapse in equal  installments on March 3, 2006, March 3, 2007 and March 3,  2008.  Includes  1,402  shares of  restricted  Common  Stock granted on April 13, 2005, which restrictions lapse on April 13, 2006. The mailing address of Sanford  Shkolnik is c/o Encore  Investments,  LLC, 101
      West Grand Avenue, Chicago, Illinois 60610.

(18)  Includes 13,333 shares of restricted Common Stock granted on June 1, 2004, which restrictions lapse in equal installments on June 1, 2006 and June 1,
      2007.  The mailing  address of Debbie  Nicodemus-Volker  is c/o  Whitehall
      Jewellers,  Inc.,  155 North Wacker Drive,  Suite 500,  Chicago,  Illinois
      60606.

(19)  Mr. Pully is the  President of Newcastle  Management,  L.P.,  which is the general partner of Newcastle Partners,  L.P. See footnote 4 to this table.
      Mr. Pully disclaims  beneficial ownership of the 2,018,400 shares owned by
      Newcastle Partners, L.P. The mailing address of Mr. Pully is c/o Whitehall
      Jewellers,  Inc.,  155 North Wacker Drive,  Suite 500,  Chicago,  Illinois
      60606.

(20)  Ms. Baier  tender her  resignation  on October 11,  2005.  Pursuant to her employment agreement, dated November 30, 2004 and as amended on August 11,
      2005,  Ms.  Baier has  forfeited  all of her shares of  restricted  Common
      Stock.

(21)  One  additional  Class I  director  nominee  and two  additional  Class II director  nominees will be named prior to the completion and  distribution of this proxy statement.

                                      -32-

                                    IMPORTANT

      Tell your Board what you think! Your vote is important. No matter how many shares you own,  please give Newcastle  Partners your proxy AGAINST the Prentice
Financing proposals by taking three steps:

      o     SIGNING the enclosed GREEN proxy card,

      o     DATING the enclosed GREEN proxy card, and

      o     MAILING the enclosed GREEN proxy card TODAY in the envelope provided
            (no postage is required if mailed in the United States).

      If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt
of  your  specific   instructions.   Accordingly,   please  contact  the  person
responsible for your account and instruct that person to execute the GREEN proxy card  representing  your  shares.  Newcastle  Partners  urges you to  confirm in writing your instructions to Newcastle  Partners in care of MacKenzie  Partners,
Inc. at the address  provided below so that Newcastle  Partners will be aware of all  instructions  given and can  attempt to ensure that such  instructions  are followed.

      If you have any questions or require any additional information concerning this Proxy Statement, please contact MacKenzie Partners, Inc. at the address set forth below.

                                    MACKENZIE
                                 PARTNERS, INC.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                           proxy@mackenziepartners.com

                                       or
                          CALL TOLL FREE (800) 322-2885

                     PRELIMINARY COPY SUBJECT TO COMPLETION
                             DATED NOVEMBER 29, 2005

                            WHITEHALL JEWELLERS, INC.

                         SPECIAL MEETING OF STOCKHOLDERS

                      THIS PROXY IS SOLICITED ON BEHALF OF
                            NEWCASTLE PARTNERS, L.P.

               THE BOARD OF DIRECTORS OF WHITEHALL JEWELLERS, INC.
                          IS NOT SOLICITING THIS PROXY

                                    P R O X Y

The undersigned  appoints Mark E. Schwarz and Steven J. Pully, and each of them, attorneys  and  agents  with full  power of  substitution  to vote all shares of capital stock of Whitehall Jewellers, Inc. (the "Company") which the undersigned would be  entitled  to vote if  personally  present  at the  Special  Meeting of
Stockholders of the Company scheduled to be held on ________,  __________, 200__
at ____ (local time) at ________,  Chicago, Illinois _________, and including at any  adjournments  or  postponements  thereof and at any meeting  called in lieu thereof (the "Special Meeting").

The undersigned  hereby revokes any other proxy or proxies  heretofore  given to vote or act with  respect to the shares of capital  stock of the Company held by the  undersigned,  and hereby  ratifies and confirms all action the herein named attorneys and proxies,  their  substitutes,  or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse  and in their  discretion  with  respect  to any  other  matters  as may properly come before the Special Meeting that are unknown to Newcastle Partners,
L.P. a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE,  THIS
PROXY WILL BE VOTED AGAINST PROPOSALS 1, 2 AND 3.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Special Meeting.

         IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

|X| PLEASE MARK VOTE AS IN THIS EXAMPLE

1.    The  Company's  proposal to approve  the  issuance of shares of its common stock pursuant to the terms of its secured convertible notes;

                      FOR                  AGAINST                ABSTAIN
                      |_|                    |_|                    |_|

2.    The  Company's  proposal to approve an  amendment  to its  certificate  of incorporation  to  effect a 1-for-2  reverse  stock  split of its  capital stock.

                      FOR                  AGAINST                ABSTAIN
                      |_|                    |_|                    |_|

3.    The Company's proposal to elect one (1) Class I director,  three (3) Class
      II directors and two (2) Class III directors.

      Nominee (1) -- Charles G. Phillips

                      FOR                  AGAINST                ABSTAIN
                      |_|                    |_|                    |_|

      Nominee (2) -- Jonathan Duskin

                      FOR                  AGAINST                ABSTAIN
                      |_|                    |_|                    |_|

      Nominee (3) -- Seymour Holtzman

                      FOR                  AGAINST                ABSTAIN
                      |_|                    |_|                    |_|

      Nominee (4) -- [____________]

                      FOR                  AGAINST                ABSTAIN
                      |_|                    |_|                    |_|

      Nominee (5) -- [____________]

                      FOR                  AGAINST                ABSTAIN
                      |_|                    |_|                    |_|

      Nominee (6) -- [____________]

                      FOR                  AGAINST                ABSTAIN
                      |_|                    |_|                    |_|

DATED:  ____________________________

------------------------------------
(Signature)

------------------------------------
(Signature, if held jointly)

------------------------------------
(Title)

WHEN  SHARES  ARE HELD  JOINTLY,  JOINT  OWNERS  SHOULD  EACH  SIGN.  EXECUTORS,
ADMINISTRATORS,  TRUSTEES,  ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.
PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.